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                      June 25, 2020

       Michael Casamento
       Chief Financial Officer
       Amcor PLC
       83 Tower Road North
       Warmley, Bristol BS30 8XP
       United Kingdom

                                                        Re: Amcor PLC
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2019
                                                            Filed September 13,
2019
                                                            File No. 001-38932

       Dear Mr. Casamento:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing